Exhibit 3.22(a)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CITY CLUB OF WASHINGTON, INC.

TO:	DEPARTMENT OF CONSUMER AND REGULATORY AFFAIRS
BUSINESS AND PROFESSIONAL LICENSING ADMINISTRATION
CORPORATIONS DIVISION

The undersigned natural person of the age of eighteen years or more, authorized to act on behalf of the corporation described below, presents the following amended and restated articles of incorporation duly proposed and adopted in accordance with all applicable provisions of Title 29, Chapter 1 of the D.C. Code as amended:

FIRST:  The present name of the corporation is City Club of Washington, Inc. (the “Corporation”) and the date that the Corporation’s articles of incorporation were filed originally is September 9, 1985 under the name Federal Club Management Corp.

SECOND:  The period of the Corporation’s duration is perpetual.

THIRD: The Corporation has been formed for the following purposes:

(a)                                  to manage, lease and/or operate one or more sports or business clubs, in the District of Columbia, including the sports or business clubs commonly known as City Club of Washington and Club at Franklin Square (the “Business”);

(b)                                 to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Business including, without limitation, the grant of a security interest in or mortgage on such Business;

(c)                                  to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property;

(d)                                 to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                                  to engage in any lawful activities and to exercise such powers permitted to corporations under the District of Columbia Business Corporation Act.

FOURTH:  [Reserved].

FIFTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000.  All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class.  The minimum amount of capital with which the Corporation shall commence business shall be not less than $1,000.

SIXTH:  [Reserved.]

SEVENTH:  Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH:

(a)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

(b)                                 The number of directors of the Corporation shall be as from time to time fixed by the Corporation’s Board of Directors, or in any other manner provided in the By-Laws of the Corporation.

NINTH:  In furtherance and not in limitation of the powers conferred by the laws of the District of Columbia, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

TENTH: The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

ELEVENTH:  [Reserved.]

TWELFTH:  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the District of Columbia Business Corporation Act as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

THIRTEENTH:  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, and other provisions authorized by the laws of the District of Columbia at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this article.

FOURTEENTH:  [Reserved.]

FIFTEENTH:  The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

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Dated:  November 10, 2010.

CORPORATE SEAL

CITY CLUB OF WASHINGTON, INC.

Signature of President or Vice President

/s/ Eric Affeldt
Name: Eric Affeldt
Title: President

Attest:

Signature of Secretary or Asst. Secretary

/s/ Ingrid Keiser
Name: Ingrid Keiser
Title: Secretary